Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2010 RESULTS

JASPER, IN (November 5, 2009) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $274.7 million and net income of $1.8 million, or $0.05 per Class B diluted share, for the first quarter of fiscal year 2010, which ended September 30, 2009.

Consolidated Overview

Financial Highlights (Dollars in thousands, Except Per Share Data)	Three Months Ended
	September 30, 2009	% of Sales	September 30, 2008	% of Sales	Percent Change
Net Sales	$274,659		$339,495		(19%)
Gross Profit	$47,184	17.2%	$58,512	17.2%
Selling and Administrative Expense	$46,066	16.8%	$53,305	15.7%
Restructuring Expense	$486	0.2%	$963	0.3%
Net Income	$1,774	0.6%	$2,184	0.6%	(19%)
Earnings Per Class B Diluted Share	$0.05		$0.06		(17%)

Non-GAAP Financial Measures
Net Income excluding Restructuring Charges	$2,066	0.8%	$2,778	0.8%	(26%)
Earnings Per Class B Diluted Share excluding Restructuring Charges	$0.06		$0.08		(25%)

  First quarter fiscal year 2010 net sales declined 10% in the Electronic Manufacturing Services (EMS) segment while net sales in the Furniture segment declined 30% when compared with the prior year first quarter.  A sharp decline in sales occurred in the second and third quarters of last fiscal year and sales have since stabilized.  Sequentially, sales in the first quarter of fiscal year 2010 improved slightly over the immediately preceding quarter.

  Gross profit as a percent of net sales remained flat in the EMS segment while the Furniture segment increased when compared with the prior year.  On a consolidated basis, in spite of the improvement in the Furniture segment gross profit percent, gross profit as a percent of net sales remained flat because of a sales mix shift toward the lower margined EMS segment.

  Consolidated first quarter selling and administrative expenses declined 14% compared to the prior year primarily due to benefits realized from restructuring actions, comprehensive cost reduction efforts throughout the Company, lower depreciation/amortization expense and lower employee benefit costs which are linked to Company profitability.  Partially offsetting these costs reductions was a $2.6 million increase in expense related to the Company's Supplemental Employee Retirement Plan (SERP) liability resulting from the normal revaluation of the liability to fair value in the current year first quarter.   As the general equity markets improved, the value of the SERP investments increased, causing additional selling and administrative expense.  The expense was exactly offset by an increase in the SERP investment which was recorded in Other income/expense as an investment gain; therefore, there was no effect on net earnings.

Other income/expense for the first quarter increased $2.8 million from the prior year primarily related to the SERP investment gain noted above.
Operating cash flow for the first quarter of fiscal year 2010 was $12.5 million compared to $14.0 million in the first quarter of the prior year.
  The Company's net cash position, an aggregate of cash and short-term investments less short-term borrowings, totaled $87.5 million at September 30, 2009 compared to $88.6 million at June 30, 2009.  Long-Term Debt including Current Maturities is $0.4 million.

 James C. Thyen, Chief Executive Officer and President, stated, "Our EMS segment is seeing more positive signs of recovery from the recession than our Furniture segment.  While first quarter sales in our EMS segment were down compared to the prior year, we did see our second sequential quarterly increase in sales.  That is, our first quarter fiscal year 2010 sales in the EMS segment showed a 9% improvement over the fourth quarter of fiscal year 2009, after reporting last quarter that our EMS segment sales for the fourth quarter of fiscal year 2009 had improved 8% from the third quarter of fiscal year 2009.   This sequential improvement in sales the last two quarters is an encouraging sign, but we remain guarded about the health of the overall economy.  Our Furniture segment sales in the first quarter declined from both the first quarter of the prior year and from the fiscal year 2009 fourth quarter as we are now experiencing the full impact of the recession in our furniture markets which usually lag the general economic activity.  The commercial real estate markets remain depressed."

Mr. Thyen concluded "We are pleased with the efforts by all of our employees to defer spending where prudent and to be very innovative when spending is required, which has allowed us to remain profitable with the significant decline in sales.  We remain committed to our long-term strategies of growth and diversification and will continue to invest in capital projects including potential acquisitions that will enhance our capabilities and bring profitable growth."

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in thousands)	Three Months Ended
	September 30, 2009	September 30, 2008	Percent Change
Net Sales	$165,486	$182,921	(10%)
Net (Loss)	($219)	($768)	71%
Non-GAAP Financial Measures Reconciliation
Net (Loss)	($219)	($768)	71%
Add: Restructuring Charges, Net of Tax	$276	$435	(37%)
Net Income (Loss), Excluding Restructuring Charges	$57	($333)	117%

  First quarter net sales in the EMS segment declined 10% from the first quarter of the prior year as sales to customers in the medical, automotive, industrial control and public safety industries were all down compared to last year.  First quarter fiscal year 2010 net sales in this segment increased 9% over the fiscal year 2009 fourth quarter due to increased sales in the automotive, medical and industrial control industries.

Gross profit as a percent of net sales in the EMS segment for the first quarter of fiscal year 2010 remained flat with the first quarter of the prior year.
  Selling and administrative costs in this segment declined 16% in the first quarter when compared to the prior year primarily related to benefits realized from restructuring actions, lower depreciation/amortization expense,  lower employee benefit costs which are linked to Company profitability, and other overall cost reduction efforts.

Furniture Segment

Financial Highlights (Dollars in thousands)	Three Months Ended
	September 30, 2009	September 30, 2008	Percent Change
Net Sales	$109,166	$156,574	(30%)
Net Income	$1,780	$3,183	(44%)
Non-GAAP Financial Measures Reconciliation
Net Income	$1,780	$3,183	(44%)
Add: Restructuring Charges, Net of Tax	$8	$146	(95%)
Net Income, Excluding Restructuring Charges	$1,788	$3,329	(46%)

  Fiscal year 2010 first quarter net sales of furniture products declined 30% compared to the prior year primarily on lower office furniture net sales and to a lesser extent lower hospitality furniture net sales.

  Gross profit as a percent of net sales increased in the Furniture segment for the first quarter of fiscal year 2010 when compared to the prior year.  Price increases on select product, a decrease in LIFO inventory reserves resulting primarily from lower inventory levels, improved labor productivity at select facilities, lower freight and commodity costs and other overall cost reduction actions favorably impacted gross profit during the current year first quarter.   While the Furniture segment gross profit as a percent of sales increased in the first quarter, the gross profit dollars declined when compared to the prior year due to the significant decline in sales volume.

  Selling and administrative costs in this segment for the first quarter of fiscal year 2010 declined 18% when compared to the prior year on decreased labor costs, lower sales and marketing costs, lower employee benefits costs which are linked to Company profitability, and other overall cost reduction efforts.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures.   A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company.  The two non-GAAP financial measures on a consolidated basis used within this release include 1) net income excluding restructuring charges and 2) earnings per share excluding restructuring charges.  The non-GAAP financial measures on a segment basis used within this release include net income/(loss) excluding restructuring charges.  Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results.  Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans.  Excluding restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations.  Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the current global economic recession, other general economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans.  Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2009 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its first quarter financial results conference call beginning at 11:00 AM Eastern Time today, November 5, 2009.  To listen to the live conference call, dial 866-700-0133, or for international calls, dial 617-213-8831.  A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days.  A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 22, 2009, at 888-286-8010 or internationally at 617-801-6888.  The pass code to access the replay is 80294396.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior.  Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment.  The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.   The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the first quarter ended September 30, 2009, follow:

Condensed Consolidated Statements of Income

(Unaudited)	Three Months Ended
($000's, except per share data)	September 30, 2009		September 30, 2008
Net Sales	$ 274,659	100.0%	$339,495	100.0%
Cost of Sales	227,475	82.8%	280,983	82.8%
Gross Profit	47,184	17.2%	58,512	17.2%
Selling and Administrative Expenses	46,066	16.8%	53,305	15.7%
Restructuring Expense	486	0.2%	963	0.3%
Operating Income	632	0.2%	4,244	1.2%
Other Income (Expense)-Net	1,986	0.7%	(779)	(0.2%)
Income Before Taxes on Income	2,618	0.9%	3,465	1.0%
Provision for Income Taxes	844	0.3%	1,281	0.4%
Net Income	$ 1,774	0.6%	$ 2,184	0.6%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.04		$ 0.06
Class B	$ 0.05		$ 0.06
Diluted Earnings Per Share:
Class A	$ 0.04		$ 0.06
Class B	$ 0.05		$ 0.06

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,313		37,014
Diluted	37,508		37,319

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(Unaudited)	September 30,
($000's)	2009	2008
Net Cash Flow provided by Operating Activities	$ 12,507	$ 13,974
Net Cash Flow used for Investing Activities	(12,179)	(15,509)
Net Cash Flow used for Financing Activities	(1,936)	(1,371)
Effect of Exchange Rate Change on Cash and Cash Equivalents	1,897	(2,150)
Net Increase (Decrease) in Cash and Cash Equivalents	289	(5,056)
Cash and Cash Equivalents at Beginning of Period	75,932	30,805
Cash and Cash Equivalents at End of Period	$ 76,221	$ 25,749

Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30,	June 30,
($000's)	2009	2009
ASSETS
Cash, cash equivalents and short-term investments	$ 100,664	$ 101,308
Receivables, Net	137,915	143,398
Inventories	142,832	127,004
Prepaid expenses and other current assets	39,369	35,720
Assets Held for Sale	1,358	1,358
Property and Equipment, Net	203,857	200,474
Goodwill	2,657	2,608
Other Intangible Assets, Net	9,511	10,181
Other Assets	19,198	20,218
Total Assets	$ 657,361	$ 642,269

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$ 61	$ 60
Accounts payable	180,494	165,051
Borrowings under credit facilities	13,162	12,677
Dividends payable	2,402	2,393
Accrued expenses	52,295	52,426
Long-term debt, less current maturities	349	360
Other	23,330	26,948
Share Owners' Equity	385,268	382,354
Total Liabilities and Share Owners' Equity	$ 657,361	$ 642,269

Supplementary Information
Components of Other Income (Expense), Net

	Three Months Ended
(Unaudited)	September 30,
($000's)	2009	2008
Interest Income	$ 277	$ 775
Interest Expense	(15)	(776)
Foreign Currency/Derivative Gain	327	511
Gain (Loss) on Supplemental Employee Retirement Plan Investment	1,517	(1,123)
Other Non-Operating Expense	(120)	(166)
Other Income (Expense), Net	$ 1,986	$ (779)

Reconciliation of Non-GAAP Financial Measures

(Unaudited)
($000's, except per share)

Net Income Excluding Restructuring Charges	Three Months Ended
September 30,
	2009	2008
Net Income, as reported	$ 1,774	$ 2,184
Restructuring Charges, Net of Tax	292	594
Net Income, Excluding Restructuring Charges	$ 2,066	$ 2,778

Earnings Per Class B Diluted Share, Excluding Restructuring Charges

Earnings per Class B Diluted Share, as reported	$ 0.05	$ 0.06
Impact of Restructuring Charges per Class B Diluted Share	$ 0.01	$ 0.02
Earnings per Class B Diluted Share, Excluding Restructuring Charges	$ 0.06	$ 0.08